Exhibit 4.4

ARMSTRONG WORLD INDUSTRIES, INC.

2020 INDUCEMENT AWARD PLAN

Effective as of December 15, 2020

ARMSTRONG WORLD INDUSTRIES, INC.

2020 INDUCEMENT AWARD PLAN

Index of Defined Terms	Section Where Defined or First Used
Term

Administrator	2(a)
Affiliate	14(c)(ii)
Beneficial Owner or Beneficially Owned	14(c)(iii)
Benefits	4(a)
Board of Directors	2(a)
Cause	14(c)(v)
Change in Control	14(c)(i)
Code	6(a)
Common Stock	5(a)
Company	1
Dividend Equivalent Right	9(c)
Exchange Act	2(a)
Fair Market Value	17
Injurious Conduct	13(a)
Person	14(c)(iv)
Plan	1
Restricted Business	13(a)(ii)
Restricted Stock Award	8
Stock Appreciation Rights	7
Stock Options	6
Stock Unit	9(c)

1.	Purpose	1

2.	Administration	1

3.	Participants	2

4.	Type of Benefits; Vesting Restrictions	2

5.	Common Stock Available Under the Plan	3

6.	Stock Options	3

7.	Stock Appreciation Rights	4

8.	Restricted Stock Awards	5

9.	Stock Units	6

10.	[Reserved]	6

11.	[Reserved]	6

12.	Foreign Laws	7

13.	Forfeitures	7

14.	Adjustment Provisions; Change in Control	9

15.	Nontransferability	12

16.	Other Provisions	13

17.	Fair Market Value	13

18.	Withholding	13

19.	Duration, Amendment and Termination	14

20.	Miscellaneous	14

-i-

ARMSTRONG WORLD INDUSTRIES, INC.

2020 INDUCEMENT AWARD PLAN

1. Purpose. The Armstrong World Industries, Inc. 2020 Inducement Award Plan (the “Plan”) is intended to provide for the grant of equity awards to individuals being hired by Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company”), and its subsidiaries and affiliates, or being rehired following a bona fide period of interruption of employment, including the grant of equity awards to new employees in connection with a merger or acquisition, in each case, within the meaning of Rule 303A.08 of the New York Stock Exchange Listing Company Manual. The Plan has been adopted and approved by the Board of Directors (as defined below) and shall become effective as of December 15, 2020.

2. Administration.

(a) Administrator. The Plan will be administered by the Board of Directors of the Company (the “Board of Directors”) or its delegate (in either case, the “Administrator”).

(b) Authority. The Administrator is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and the Administrator has sole discretionary authority to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Administrator shall be binding and conclusive on all participants and their legal representatives.

(c) Indemnification. In no case shall a member of the Board of Directors, a delegate thereof or any employee of the Company be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Board of Directors and any agent of the Board of Directors who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

(d) Delegation and Advisers. The Board of Directors may delegate to one or more of its members, to one or more officers or members of management, or to one or more agents such administrative duties as it may deem advisable; provided, that such delegation does not adversely affect the exemption provided by Rule 16b-3 of the Exchange Act, and provided that such delegation complies with applicable law and applicable stock exchange requirements. The Administrator may employ one or more persons to render advice with respect to any responsibility the Administrator or such person may have under the Plan. The Administrator may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Administrator in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Administrator.

3. Participants.

(a) Participants will consist of such individuals being hired by the Company, and its subsidiaries and affiliates, or being rehired following a bona fide period of interruption of employment, within the meaning of Rule 303A.08 of the New York Stock Exchange Listing Company Manual as the Administrator in its sole discretion determines and whom the Administrator may designate from time to time to receive Benefits under the Plan.

(b) The designation of a participant under the Plan does not entitle the participant to any future Benefits under any plan maintained by the Company . The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits. Benefits granted pursuant to a particular Section of the Plan need not be uniform as among the participants. For purposes of the Plan, the term “employee” excludes any person who is classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an employee for purposes of this Plan, unless the Administrator determines otherwise.

4. Type of Benefits; Vesting Restrictions.

(a) Benefits under the Plan may be granted in any one or a combination of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards and (iv) Stock Units (each as described below, and collectively, the “Benefits”). Restricted Stock Awards and Stock Units, as determined by the Administrator in its discretion, be subject to vesting conditions based upon the achievement of performance goals set forth in advance of or at the time of grant. Benefits granted under the Plan may be evidenced by an agreement (which need not be identical) that may provide additional terms and conditions associated with such Benefits, as determined by the Administrator in its sole discretion, provided, however, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail.

(b) Benefits under the Plan shall be made conditional upon the participant’s acknowledgement, in writing or by acceptance of the Benefit grant, that all decisions and determinations of the Administrator shall be final and binding on the participant, his or her successors and any other person having or claiming an interest under such Benefit grant.

(c) The Administrator shall have discretion to accelerate vesting in connection with a participant’s death, disability, retirement, involuntary termination without Cause, in the event of a Change in Control or a corporate transaction or event described in Section 14(a), or in other circumstances as the Administrator deems appropriate.

5. Common Stock Available Under the Plan.

(a) Aggregate Limitations. Subject to adjustments made in accordance with Section 14(a) hereof, the aggregate number of shares of common stock of the Company (“Common Stock”) that may be issued pursuant to Benefits granted under this Plan shall be 19,000 shares.

(b) Source of Shares. Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

(c) Share Counting.

(i) If and to the extent Stock Options or Stock Appreciation Rights granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Restricted Stock Awards or Stock Units are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such grants shall again be available for purposes of the Plan. Shares of Common Stock withheld or surrendered in payment of the exercise price of a Stock Option, and shares withheld or surrendered for payment of taxes with respect to Stock Options and Stock Appreciation Rights, shall not be available for re-issuance under the Plan. Shares withheld or surrendered for payment of taxes with respect to Benefits other than Stock Options and Stock Appreciation Rights shall be available for re-issuance under the Plan. If Stock Appreciation Rights are granted, the full number of shares subject to the Stock Appreciation Rights shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the Stock Appreciation Rights. To the extent that any Benefits are paid in cash, and not in shares of Common Stock, such Benefits shall not count against the share limits described above in Section 5(a).

(ii) The provisions of this Section 5(c) shall apply only for purposes of determining the aggregate number of shares of Common Stock that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Benefits may be granted to any individual participant under the Plan. For the avoidance of doubt, if shares of Common Stock are repurchased on the open market with the proceeds of the exercise price of Stock Options, such shares may not again be made available for issuance under the Plan.

6. Stock Options.

(a) Generally. Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Common Stock, at set terms. Each Stock Option shall be a nonqualified stock option (meaning a stock option that does not constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code (the “Code”)), and shall be subject to such terms and conditions, including vesting, consistent with the Plan as the Administrator may impose from time to time, subject to the following limitations.

(b) Exercise Price. Each Stock Option granted hereunder shall have a per-share exercise price as the Administrator may determine on the date of grant. The per share exercise price of a Stock Option shall not be less than the Fair Market Value of a share of Common Stock on the date of grant.

(c) Exercise of Options. A participant may exercise a Stock Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The participant shall pay the exercise price of the Stock Option (i) in cash, (ii) if permitted by the Administrator, by the withholding of shares of Common Stock subject to the exercisable Stock Option, which have a Fair Market Value on the date of exercise equal to the exercise price, (iii) if permitted by the Administrator, by delivering shares of Common Stock owned by the participant and having a Fair Market Value on the date of exercise equal to the exercise price or by attestation to ownership of shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iv) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (v) by such other method as the Administrator may approve. Shares of Common Stock used to exercise a Stock Option shall have been held by the participant for any requisite period of time to avoid adverse accounting consequences to the Company with respect to the Stock Option, as determined by the Administrator. Payment for the shares pursuant to the Stock Option, and any required withholding taxes, must be received by the time specified by the Administrator depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

(d) Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Administrator; provided, however, that no Stock Option shall be exercisable later than ten (10) years after the date it is granted. Notwithstanding the foregoing, unless the Administrator determines otherwise, if a vested Stock Option would terminate at a time when trading in Common Stock is prohibited by law or by the Company’s insider trading policy, the vested Stock Option may be exercised until the thirtieth (30th) day after expiration of such prohibition. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Administrator shall in its discretion set forth in such option agreement on the date of grant.

7. Stock Appreciation Rights.

(a) Generally. The Administrator may, in its discretion, grant Stock Appreciation Rights, including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option grant. A Stock Appreciation Right means a right to receive a payment in cash, Common Stock or a combination thereof, as determined by the Administrator, in an amount equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock on the date the Stock Appreciation Right is exercised over (ii) the Fair Market Value of such shares of Common Stock on the date the Stock Appreciation Right is granted, or other higher specified amount, all as determined by the Administrator. If a Stock Appreciation Right is granted in tandem with a Stock Option at the date of grant of the Stock Option, the designated base amount in the award agreement shall reflect the Fair Market Value on the date such Stock Option and Stock Appreciation Right were granted, or a higher specified amount as determined by the Administrator. In any event, the base amount of each Stock Appreciation Right shall not be less than the per-share Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right. Each Stock Appreciation Right shall be subject to such terms and conditions, including vesting, as the Administrator shall impose from time to time, provided, however, that if a Stock Appreciation Right is granted in connection with a Stock Option, the Stock Appreciation Right shall become exercisable, be transferable and shall expire according to the same vesting, transferability and expiration rules as the corresponding Stock Option, unless the Administrator determines otherwise.

(b) Exercise Period. Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Administrator; provided, however, that no Stock Appreciation Rights shall be exercisable later than ten (10) years after the date it is granted. Notwithstanding the foregoing, unless the Administrator determines otherwise, if a vested Stock Appreciation Right would terminate at a time when trading in Common Stock is prohibited by law or by the Company’s insider trading policy, the vested Stock Appreciation Right may be exercised until the thirtieth (30th) day after expiration of such prohibition. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Administrator shall in its discretion set forth in such right at the date of grant.

8. Restricted Stock Awards.

(a) Generally. The Administrator may, in its discretion, grant Restricted Stock Awards consisting of Common Stock issued or transferred to participants with or without other payments therefor. Restricted Stock Awards may be subject to such terms and conditions, including vesting, as the Administrator determines appropriate. Restricted Stock Awards may be subject to be subject to vesting conditions based upon the achievement of performance goals set forth in advance of or at the time of grant.

(b) Payment of the Purchase Price. If the Restricted Stock Award requires payment therefor, the purchase price of any shares of Common Stock subject to a Restricted Stock Award may be paid in any manner authorized by the Administrator. Restricted Stock Awards may also be made in consideration of services rendered to the Company or its subsidiaries or affiliates.

(c) Additional Terms. Restricted Stock Awards may be subject to such terms and conditions, including vesting, as the Administrator determines appropriate, including without limitation (i) Change in Control, (ii) restrictions on the sale or other disposition of such shares, and (iii) the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods, the participant’s competition with the Company, or the participant’s breach of other obligations to the Company. The Administrator may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an Award. The Administrator may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.

(d) Rights as a Shareholder. The participant shall have, with respect to the shares of Common Stock subject to a Restricted Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to vote the shares. At the discretion of the Administrator, cash dividends and stock dividends with respect to the Restricted Stock may be either currently paid to the participant or withheld by the Company for the participant’s account, and interest may be credited on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Administrator; provided that cash dividends and stock dividends with respect to performance-based Restricted Stock Awards shall vest only if and to that the underlying Restricted Stock Award vests, as determined by the Administrator. The cash dividends or stock dividends so withheld by the Administrator and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the participant upon the release of restrictions on such shares and, if such share is forfeited, the participant shall have no right to such cash dividends or stock dividends.

9. Stock Units.

(a) Generally. The Administrator may, in its discretion, grant Stock Units to participants hereunder. Stock Units may be subject to such terms and conditions, including vesting and provisions applicable to a Change in Control as the Administrator determines appropriate. Stock Units may be subject to be subject to vesting conditions based upon the achievement of performance goals set forth in advance of or at the time of grant. A Stock Unit granted by the Administrator shall provide payment in shares of Common Stock or in cash at such time as the award agreement shall specify. Shares of Common Stock issued pursuant to this Section 9 may be issued with or without other payments therefor as may be required by applicable law or such other consideration as may be determined by the Administrator. The Administrator shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right and the terms and conditions applicable to Dividend Equivalent Rights. Any Dividend Equivalent Right underlying a Stock Unit which is payable based on the achievement of specific vesting conditions shall vest and become payable at the same time as the underlying Stock Unit, unless the Administrator determines otherwise; provided that, any Dividend Equivalent Right with respect to a performance-based Stock Unit shall vest and be paid only if and to the extent the underlying Stock Unit vests and is paid as determined by the Administrator.

(b) Settlement of Stock Units. Shares of Common Stock representing the Stock Units shall be distributed to the participant unless the Administrator provides for the payment of the Stock Units in cash equal to the value of the shares of Common Stock which would otherwise be distributed to the participant or partly in cash and partly in shares of Common Stock.

(c) Definitions. A “Stock Unit” means a notional account representing one (1) share of Common Stock. A “Dividend Equivalent Right” means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units.

10. [Reserved]

11. [Reserved]

12. Foreign Laws. The Administrator may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Administrator as necessary to comply with applicable foreign laws. The Administrator may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted pursuant to this Section 12, and no action may be taken, which would result in a violation of the Exchange Act, the Code or any other applicable law.

13. Forfeitures.

(a) Forfeiture of Unsettled Benefits. The Administrator may determine that any or all Benefits which have not been settled under this Plan may be forfeited or reduced if:

(i) the Administrator determines that forfeiture or reduction is appropriate on account of an accounting restatement of the Company’s financial statements that is required as a result of material non-compliance with financial reporting requirements under U.S. securities laws and generally accepted accounting principles;

(ii) the participant commits any of the following, as determined by the Administrator, in its sole discretion,: (A) felony or a crime involving moral turpitude; (B) fraud, dishonesty, misrepresentation, theft, or misappropriation of funds with respect to the Company or any of its subsidiaries or affiliates; (C) violation of the Code of Conduct or employment policies of the Company or any of its subsidiaries or affiliates, as in effect from time to time; (D) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the participant with respect to the Company or any of its subsidiaries or affiliates; or (E) gross negligence or willful, deliberate or gross misconduct in the performance of the participant’s duties with the Company or any of its subsidiaries or affiliates, in each case above in this Section 13(a)(ii), that results in significant financial or reputational harm to the Company;

(iii) during the participant’s employment or service with the Company and its subsidiaries and affiliates and for a period of one (1) year thereafter, the participant engages in any business or enters into any employment relationship which the Administrator in its sole discretion determines to be either directly or indirectly (A) competitive with any aspect of the business of the Company with respect to which the participant had responsibility for, or access to, confidential information within 12 months before the participant’s termination of employment or service with the Company or (B) substantially injurious to the Company’s business interests, in each case in any geographic area in which the Company conducts business with respect to which the participant had responsibility for, or access to, confidential information within 12 months before the participant’s termination of employment or service with the Company (a “Restricted Business”);

(iv) during the participant’s employment or service with the Company and its subsidiaries and affiliates and for a period of two (2) years thereafter, the participant solicits any person who was a customer of the Company or any of its subsidiaries or affiliates with respect to any Restricted Business, or solicits potential customers of the Company or any of its subsidiaries or affiliates who are or were identified through leads developed during the course of the participant’s employment or service with the Company or any of its subsidiaries or affiliates with respect to any Restricted Business, or otherwise diverts or attempts to divert any existing business of the Company or any of its subsidiaries or affiliates;

(v) during the participant’s employment or service with the Company and its subsidiaries and affiliates and for a period of two (2) years thereafter, the participant directly for the participant or for any third party, solicits, induces, recruits or causes another person in the employment of the Company or any of its subsidiaries or affiliates to terminate such employee’s employment with the Company and its subsidiaries and affiliates; or

(vi) during the participant’s employment or service or thereafter, the participant breaches any written confidentiality, non-solicitation or non-competition covenant with the Company or a subsidiary or affiliate.

The activities described in subsections (i) through (vi) above are hereafter referred to as “Injurious Conduct”. The foregoing provisions shall apply in addition to any provisions of the Plan or a grant agreement that apply in the event of termination for Cause.

(b) Forfeiture of Settled Benefits. If the Administrator determines that a participant has engaged in Injurious Conduct as described in Section 13(a), the Administrator may in its discretion require the participant to return to the Company any Common Stock or cash received in settlement of any Benefit under this Plan. If the Common Stock acquired in settlement of a Benefit has been disposed of by the participant, then the Company may require the participant to pay to the Company the economic value of the Common Stock as of the date of disposition.

(c) Timing. Unless the grant agreement provides otherwise, the Administrator shall exercise the right of forfeiture provided to the Company in this Section 13 within one-hundred and eighty (180) days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture.

(d) Determination from the Administrator. A participant may make a request to the Administrator in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Administrator shall respond to the participant in writing and the Administrator’s determination shall be limited to the specific business or activity so described.

(e) Condition Precedent. Unless the Administrator or any agreement providing for Benefits under this Plan shall otherwise provide, no Benefit shall be deemed awarded to any participant under this Plan unless and until the participant agrees to the applicability of this Section 13.

(f) Enforceability. The purpose of this Section 13 is to protect the Company and its subsidiaries and affiliates from Injurious Conduct. To the extent that this Section 13 is not fully enforceable as written, the unenforceable provisions shall be modified so as to provide the Company with the fullest protection permitted by law. The Administrator may waive any provisions of this Section 13, as the Administrator deems appropriate.

14. Adjustment Provisions; Change in Control.

(a) Adjustment. Benefits granted under the Plan and any agreements evidencing such Benefits, the maximum number of shares of Common Stock that may be issued under the Plan as stated in Section 5(a) and the maximum number of shares of Common Stock with respect to which Benefits may be granted to any one employee as stated in Section 5(b) shall be subject to mandatory adjustment or substitution, as determined by the Administrator in its sole discretion, as to the number, price or kind of a share of Common Stock or other consideration subject to such Benefits or as otherwise determined by the Administrator to be equitable:

(i) in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, spinoffs, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Benefit, or

(ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

Any adjustments under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Any adjustment to Stock Options or Stock Appreciation Rights shall be made in accordance with the requirements of Sections 409A and 424 of the Code, as applicable. The adjustments of Benefits under this Section 14(a) shall include adjustment of shares, exercise price, base price, performance goals or other terms and conditions, as appropriate. The Company shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

(b) Effect of a Change in Control on Benefits. The following provisions shall apply in the event of a Change in Control:

(i) Unless the Administrator determines otherwise, if there is a Change in Control of the Company, and if participants’ Benefits remain outstanding after the Change in Control (or are assumed by, or converted to similar benefits with equivalent value as of the date of the Change in Control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), and the Company or its successor terminates a participant’s employment without Cause upon or within two years after the Change in Control, the participant’s outstanding Stock Options and Stock Appreciation Rights shall vest and become exercisable, any restrictions on Restricted Stock Awards shall lapse, and Stock Units shall become payable. In that event, Benefits that are based on performance goals will vest and be payable at their target value unless the Administrator determines otherwise.

(ii) Unless the Administrator determines otherwise, if there is a Change in Control of the Company, and if participants’ Benefits do not remain outstanding after the Change in Control (and are not assumed by, or converted to similar benefits with equivalent value as of the date of the Change in Control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), then all outstanding Stock Options and Stock Appreciation Rights shall immediately vest and become exercisable, any restrictions on Restricted Stock Awards shall lapse, and Stock Units shall become payable as of the date of the Change in Control. In that event, Benefits that are based on performance goals will vest and be payable at their target value unless the Administrator determines otherwise.

(iii) Notwithstanding the foregoing, the Administrator may establish such other terms and conditions relating to the effect of a Change in Control on Benefits as the Administrator deems appropriate. In addition to other actions, in the event of a Change in Control of the Company, the Administrator may take any one or more of the following actions with respect to any or all outstanding Benefits, without the consent of any participant: (A) the Administrator may determine that outstanding Stock Options and Stock Appreciation Rights shall be fully exercisable, restrictions on outstanding Restricted Stock Awards shall lapse, and Stock Units shall become payable, as of the date of the Change in Control or at such other time as the Administrator determines, (B) the Administrator may require that participants surrender their outstanding Stock Options and Stock Appreciation Rights for cancellation in exchange for one or more payments by the Company, in cash, Common Stock or other property (including the property, if any, payable in the transaction), as determined by the Administrator, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the exercise price or base amount, as applicable, and on such terms as the Administrator determines, (C) after giving participants an opportunity to exercise their outstanding Stock Options and Stock Appreciation Rights, the Administrator may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Administrator deems appropriate, (D) with respect to participants holding Stock Units, the Administrator may determine that such participants shall receive one or more payments in settlement of such Stock Units, in such amount and form and on such terms as may be determined by the Administrator, or (E) the Administrator may determine that Benefits that remain outstanding after the Change in Control shall be converted to similar Benefits of the surviving corporation (or a parent or subsidiary of the surviving corporation). Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share exercise price or base amount of a Stock Option or Stock Appreciation Right, the Company shall not be required to make any payment to the participant upon surrender of the Stock Option or Stock Appreciation Right. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Administrator may specify.

(c) Definitions. For purposes of this Plan, the following terms have the following meanings:

(i) “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following sections shall have occurred:

(A) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of subsection (C) below;

(B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (I) a merger or consolidation immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; or

(D) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (ii) by virtue of the consummation of a spin-off of any business line or business unit of the Company or a sale of (or similar transaction with respect to) all or substantially all of the assets that comprise a business line or business unit of the Company. The Administrator may provide in a grant agreement for another definition of Change in Control, including as necessary to comply with Section 409A of the Code.

(ii) “Affiliate” shall mean with respect to any Person, any other Person that, at any time that a determination is made hereunder, directly or indirectly, controls, is controlled by, or is under common control with such first Person. For the purpose of this definition, “control” shall mean, as to any Person, the possession, directly or indirectly, of the power to elect or appoint a majority of directors (or other persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(iii) “Beneficial Owner” and “Beneficially Own” shall have the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act or any successor provision.

(iv) “Person” shall mean any individual, entity or group, including any “person” or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision.

(v) “Cause” shall mean the participant’s commission of any of the following, as determined by the Company, in its sole discretion: (A) felony or a crime involving moral turpitude; (B) fraud, dishonesty, misrepresentation, theft, or misappropriation of funds with respect to the Company or any of its subsidiaries or affiliates; (C) violation of the Code of Conduct or employment policies of the Company or any of its subsidiaries or affiliates, as in effect from time to time; (D) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the participant with respect to the Company or any its subsidiaries or affiliates; or (E) gross negligence or misconduct in the performance of the participant’s duties with the Company or any of its subsidiaries or affiliates.

15. Nontransferability. Benefits granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Administrator shall in its discretion set forth in the grant agreement and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Administrator, and subject to applicable law, a grant agreement for a Benefit may permit the transferability of the Benefit by a participant solely for charitable purposes or to the participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, without consideration, subject to any restriction included in the grant agreement for the Benefit.

16. Other Provisions. The award of any Benefit under the Plan may be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Administrator determines appropriate, including, without limitation, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of Benefits (subject to Section 4(b)), or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment or service in addition to those specifically provided for under the Plan.

17. Fair Market Value. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value on any given date means (i) if the Common Stock is listed on a national securities exchange on a last sale basis, the closing price reported as having occurred on the such date, or, if there is no sale on such date, then on the last preceding date on which such a sale was reported, or (ii) if the Common Stock is not listed on a national securities exchange on a last sale basis, the amount determined by the Administrator to be the fair market value based upon a good faith attempt to value the Common Stock accurately.

18. Withholding. All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Administrator shall prescribe. The Administrator may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit or require a participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by having the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, or permit a participant to pay such withholding taxes by tendering shares of Common Stock held by the participant. Unless the Administrator determines otherwise, share withholding for taxes shall not exceed the participant’s minimum applicable tax withholding amount.

19. Duration, Amendment and Termination.

(a) Amendment and Termination. The Company, by action of its Board of Directors or its delegate, may amend the Plan from time to time or suspend or terminate the Plan at any time; provided, however, that the Board of Directors shall not amend the Plan without approval of the shareholders of the Company if such approval is required (i) in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements or (ii) in order to comply with Section 19(b) below. No amendment or termination of this Plan shall, without the consent of the participant, materially impair any rights or obligations under any Benefit previously granted to the participant under the Plan, unless such right has been reserved in the Plan or the grant agreement, or except as provided in Section 20(f) below. Notwithstanding anything in the Plan to the contrary, the Board of Directors or its delegate may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(b) No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spinoff, combination, or exchange of shares), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Stock Options or Stock Appreciation Rights to reduce the exercise price of outstanding Stock Options or the base amount of outstanding Stock Appreciation Rights, (ii) cancel outstanding Stock Options or Stock Appreciation Rights in exchange for other awards or Stock Options or Stock Appreciation Rights with an exercise price or base amount, as applicable, that is less than the exercise price or base amount, as applicable, of the original Stock Options or Stock Appreciation Rights or (iii) cancel outstanding Stock Options or Stock Appreciation Rights with an exercise price or base amount, as applicable, above the current stock price in exchange for cash, Common Stock or other securities.

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth (10th) anniversary of the effective date, unless the Plan is terminated earlier in accordance with Section 19(a). The termination of the Plan shall not impair the power and authority of the Administrator with respect to outstanding Benefits.

20. Miscellaneous.

(a) Employment Rights. Neither the Plan nor any action taken hereunder shall be construed as giving any participant the right to be retained in the employ or service of the Company or any of its subsidiaries or affiliates.

(b) Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

(c) No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Administrator shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(d) Company Policies; Holding Requirements. All Benefits granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time. Participants who are subject to the Company’s stock ownership policy must hold a portion of the net after-tax shares received upon vesting, exercise or payment of Benefits under this Plan until the applicable stock ownership guidelines are met, in accordance with the Company’s stock ownership policy.

(e) Requirements for Issuance of Shares. No Common Stock shall be issued in connection with any Benefit hereunder unless and until all legal requirements applicable to the issuance of such Common Stock have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition any Benefit granted to any participant hereunder on such participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Administrator shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No participant shall have any right as a shareholder with respect to Common Stock covered by a Benefit until shares have been issued to the participant.

(f) Compliance with Law. The Plan, the exercise of Stock Options or Stock Appreciation Rights and the obligations of the Company to issue or transfer shares of Common Stock in accordance with Benefits granted under the Plan shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any legal requirement of Section 16 of the Exchange Act as set forth in the Plan ceases to be required under Section 16 of the Exchange Act, that Plan provision shall cease to apply. The Administrator may revoke any Benefit granted under the Plan if it is contrary to law or modify a Benefit to bring it into compliance with any valid and mandatory government regulation. The Administrator may also adopt rules regarding the withholding of taxes on payments to participants. The Administrator may also, in its sole discretion, agree to limit its authority under this Section.

(g) Benefits in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Administrator to grant Benefits under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Benefits to employees thereof who become employees of the Company or its subsidiaries or affiliates, or for other proper corporate purposes, or (ii) limit the right of the Company to make stock-based awards outside of this Plan. Without limiting the foregoing, the Administrator may grant substitute Awards to an employee of another corporation who becomes an employee of the Company or its subsidiaries or affiliates by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Benefits may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Administrator.

(h) Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Benefits shall be construed and administered such that the Benefit either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. If a Benefit is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Benefit specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Benefit granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee upon separation from service shall be administered so that any distribution with respect to such Benefit shall be postponed for six (6) months following the date of the participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within thirty (30) days after the end of the six (6)-month period. If the participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Administrator or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

(i) Governing Law. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania (regardless of the law that might otherwise govern under applicable Pennsylvania principles of conflict of laws).

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